Exhibit 3.d.

AMENDED ARTICLES OF INCORPORATION OF
LOGAN COUNTY BANCSHARES, INC.

We, the undersigned, being President and Secretary, respectively, of Logan County BancShares, Inc. (the “corporation”), a corporation duly organized and existing under and by virtue of the provisions of the West Virginia Corporation Act, do hereby certify as follows:

(a)                                  The name of the corporation is LOGAN COUNTY BANCSHARES, INC.;

(b)                                 That on the 27th day of April, 1999, the following Amendment was adopted to the Restated Articles of Incorporation of said corporation:

BE IT RESOLVED, that Article Fourth of the Restated Articles of Incorporation of Logan County BancShares, Inc. (issued December 27, 1984, and amended on May 28, 1993), which provides that said corporation is authorized to issue five hundred twenty thousand (520,000) shares of stock, consisting of one class of common stock having a par value of Two and 50/100ths Dollars ($2.50) per share, be amended to hereafter provide as follows:

“FOURTH:                                            The total number of shares of stock which the corporation shall have the authority to issue is seven hundred eighty thousand (780,000) shares, consisting of one class of common stock having a per value of One and 67/100ths Dollars ($1.67) per share.”

BE IT FURTHER RESOLVED, that except for the Amendment of May 28, 1993, and the foregoing Amendment, the Restated Articles of Incorporation issued on December 27, 1984, shall remain the same;

(c)                                  That said Amendment was adopted by the shareholders of said corporation at the annual meeting thereof on April 27, 1999;

(d)                                 At the time of such amendment, the number of shares of stock outstanding was five hundred twenty thousand (520,000) shares of common stock, all of which were entitled to vote on said Amendment;

(e)                                  That Three Hundred Sixty-One Thousand Six Hundred Seventy-One (361,671) shares were present and voting, either in person or by proxy;

(f)                                    That Three Hundred Sixty-One Thousand Six Hundred Seventy-One (361,671) shares of said stock were voted in favor of said Amendment and none (0) shares were voted against such Amendment;

(g)                                 Three (3) shares of the newly authorized capital stock of the par value of One and 67/100ths Dollars ($1.67) per share shall be issued in exchange for two (2) existing shares of stock having a par value of Two and 50/100ths Dollars ($2.50) per share, which exchange shall be issued to stockholders of this corporation of record on June 15, 1999, to be made on or before August 1, 1999;

(h)                                 The foregoing Amendment increases the amount of stated capital from One Million Three Hundred Thousand Dollars ($1,300,000.00) to One Million Three Hundred Two Thousand Six Hundred Dollars ($1,302,600.00);

(i)                                     This instrument was prepared by

Charles T. Bailey, Attorney at Law

West Virginia Bar ID #201

P. O. Box 1717

Logan, West Virginia  25601

(304) 752-4121

IN WITNESS WHEREOF, we have hereunto executed these Amended Articles of Incorporation on April 27, 1999.

/s/ Harvey Oakley	(SEAL)
Harvey Oakley, President

/s/ Eddie Canterbury	(SEAL)
Eddie Canterbury, Secretary